Exhibit 99.1

Spark Networks Acquires Smooch Labs, Owner of the JSwipe Mobile Application

Adds to Dominant Portfolio of Jewish Dating Products and Services

LOS ANGELES, CA, October 14, 2015 – Spark Networks Inc., (NYSE MKT: LOV), owner of JDate.com and a leader in creating communities that help individuals form life-long relationships, today announced the acquisition of Smooch Labs, the owner of the popular millennial Jewish dating app JSwipe.

Michael Egan, Chief Executive Officer of Spark Networks, stated, “We’re very excited to welcome the Smooch Labs team into Spark.  They’ve created a fantastic mobile application that helps young Jews meet and form meaningful relationships, and together with JDate, our leading Jewish focused dating platform, Spark is now able to significantly build on its mission to strengthen the Jewish community through dating and marriage.”

JSwipe, which launched in April of 2014, has grown rapidly amongst the global Jewish community.  It now boasts over 450,000 downloads worldwide and over 40 million messages between users.  It plans to offer premium, paid features that will enhance its current free platform in the near future.

David Yarus, founder of JSwipe, stated, “When we first started, we recognized that there was a gap in the dating market for millennial Jews and we’ve successfully built a product that really resonates with this audience.  In talking with the new management team at Spark it was clear that we share the same mission and our combined know-how will help us better serve the Jewish community into the future.  Everyone at Smooch Labs is excited to join the Spark team, expand their capabilities, and work together to spark Jewish love across the world.”

Mr. Egan added, “In the online dating world, great products win and as we introduce a re-designed JDate in the coming weeks and bring JSwipe and the Smooch team into the company we believe we are becoming clear leaders in building and marketing products that truly help singles connect and find meaningful relationships.  Specifically with our enlarged J-family of relationship-oriented products and services we can now help Jewish singles across the age spectrum.”

The transaction, which was approved by the boards of directors of both companies, closed on October 14, 2015 and the purchase price will be recorded in Spark's fourth quarter 2015 financial statements. The additional details of the transaction will be disclosed in the Form 8-K filed with the SEC and available in the Investor Relations section of Spark Networks’ website.  The founders of Smooch will join Spark Networks as a subsidiary of the company and will continue to play an active role in managing the JSwipe product.

Spark Networks and Smooch Labs had previously been in litigation and with this transaction both parties have mutually agreed to drop their respective cases.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Spark’s ability to build on its mission to strengthen the Jewish community through dating and marriage, JSwipe’s plans to offer premium level, paid services, and other statements relating to the future of Spark Networks based on JSwipe becoming its subsidiary. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to the ability of Spark Networks to: successfully integrate JSwipe as a subsidiary and utilize JSwipe’s technology, implement a strategy to stabilize subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of Spark Networks’ filings with the Securities and Exchange Commission ("SEC"), and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Spark Networks as of the date hereof, and Spark Networks assumes no obligation to update any forward-looking statement

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Robert O’Hare

rohare@spark.net